UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 3, 2005

SCP POOL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-26640	36-3943363
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 Northpark Boulevard, Covington, Louisiana      70433-5001
    (Address of Principal Executive Offices)                  (Zip Code)

Registrant’s telephone number, including area code      (985) 892-5521

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 3, 2005, SCP Pool Corporation (“Pool”), through its wholly-owned subsidiary, Horizon Distributors, Inc. (“Distributors”), completed its acquisition of Automatic Rain Company (“Horizon”), a leading regional wholesale distributor of irrigation and landscape products serving professional contractors in the landscape construction and maintenance markets, operating through 40 distribution locations in eight western and southwestern states.

In accordance with the terms of an Agreement and Plan of Merger, dated as of August 26, 2005 (the “Agreement”), by and among, Distributors, on the one hand, and Horizon and Eleanor J. Hayes Trust UDT, Hayes Non-Exempt Marital Trust UDT, Hayes Family Bypass Trust UDT, Hayes Exempt Marital Trust UDT, Maribeth McPherson, Margaret L. Hayes, Willard G. Hayes, Douglas S. Hayes, W. & E. Hayes Grandchild Trust UAD for Benefit of Vance Hayes, Douglas S. Hayes for Vance Erling Hayes, W. & E. Hayes Grandchild Trust UAD for Benefit of Scott Willard Hayes, W. & E. Hayes Grandchild Trust UAD for Benefit of Kyle Richard Hayes, W. & E. Hayes Grandchild Trust UAD for Benefit of Caitlin Eleanor McPherson, W. & E. Hayes Grandchild Trust UAD for Benefit of Derek Allen McPherson, W. & E. Hayes Grandchild Trust UAD for Benefit of John Roy McPherson, the Lange Family Trust and David E. Lange, (collectively, the “Shareholder Parties”), on the other hand, Horizon has been merged with and into Distributors. The purchase price for the issued and outstanding stock of Horizon was approximately $85 million in cash, and is subject to a working capital adjustment.

Prior to the acquisition, there was no material relationship between Horizon and POOL or any affiliates, directors or officers of POOL, including any associate of such director or officer.

Item 7.01 Regulation FD Disclosure.

On October 3, 2005, SCP Pool Corporation issued the press release attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

    (c) Exhibits

10.1	Agreement and Plan of Merger by and among Automatic Rain Company, Horizon Distributors, Inc. and the Shareholder Parties, dated August 26, 2005.
99.1	Press release issued by SCP Pool Corporation on October 3, 2005, announcing the completion of its acquisition of Automatic Rain Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCP POOL CORPORATION

By: /s/ Mark W. Joslin
Mark W. Joslin
Vice President and Chief Financial Officer

Dated: October 3, 2005